Exhibit 99.1

February 15, 2008

To our Shareholders-

I would like to take this opportunity to provide you with a review of Arbios’ accomplishments in 2007 and also note with pride the progress that we have made towards commercialization of our SEPETTM Liver Assist Device. I would also like to share with you our plans for 2008.

Accomplishments in 2007

Earlier in 2007 two important events occurred, i) the last patient was enrolled in the SEPET™ feasibility trial and ii) the Company in-licensed a patent portfolio that includes five issued U.S. patents with broad claims for selective blood filtration methods of treating liver failure and other life-threatening conditions such as; multi-organ failure, sepsis, and related inflammatory disorders. On the strength of these developments, in April 2007, we closed a private financing resulting in gross proceeds of $4.8 million, consisting of the issuance and sale of common stock and warrants to purchase our common stock.

This infusion of capital came at a critical time and enabled us to analyze the data of the SEPET™ feasibility trial. The data showed a nearly 80% response rate (a two stage drop in hepatic encephalopathy) in patients treated with SEPET™ and that this response was achieved shortly after treatment with SEPET™ (with an average of only 2 daily treatments). We presented the data from the completed feasibility trial at a European medical conference during the fall of 2007. In addition, we presented the data to the US Food and Drug Administration (FDA).

At a meeting with the FDA this past summer, the FDA indicated that SEPET™ had met the required feasibility trial objectives and Arbios may advance its clinical development program for SEPET™ into the pivotal phase. Importantly, we are now working diligently with the FDA towards finalizing the pivotal trial protocol. We hope to reach agreement with the FDA on the protocol of the trial and receive their permission to begin the pivotal trial by the end of the first quarter of 2008.

During the fall of 2007, Arbios signed exclusive agreements with two companies that greatly expanded our product manufacturing capability and fostered important alliances with established and well-respected manufacturers of medical products. In September, we announced an exclusive supply agreement with Membrana GmbH (Wuppertal, Germany), the leading worldwide independent supplier of membranes and microporous materials for medical and technical applications. Membrana has developed microporous membrane technology that we believe is well suited for use in SEPET™.

In October, Arbios entered into a second exclusive manufacturing agreement, this time with NxStage, Medical, Inc., a marketer of innovative systems for the treatment of end-stage renal disease and acute kidney failure, located in Lawrence MA. NxStage will manufacture the SEPET™ devices for the pivotal trial and, if approved, subsequent product commercialization. The SEPET™ device will contain components sourced from the same vendors NxStage uses for its commercial products and will include the proprietary hollow fiber membrane manufactured for us by Membrana.

Late last year, our senior leadership team was considerably strengthened by the appointment of Susan Papalia, RN, BSN, as Vice President of Clinical Affairs. Susan brings more than 20 years of clinical research expertise to Arbios, most of which was spent at Boston Scientific in their domestic and international clinical research groups. Susan will be instrumental in leading the execution of the Investigational Device Exemption (IDE) pivotal trial of the SEPET™ Liver Assist Device.

Plans for 2008

As mentioned above, during the first quarter of 2008, we hope to receive FDA permission to start the pivotal trial of SEPET™. The patient inclusion and exclusion criteria in our proposal to the FDA for the pivotal trial design closely resemble the feasibility trial’s design. However, unlike the feasibility trial, the proposed protocol for the pivotal trial includes clinical sites in both the U.S. and in Europe and will be a randomized controlled trial. Based on our proposed trial design, we anticipate that the trial will enroll approximately 100 patients. Patients receiving SEPET™ treatment plus standard medical care would be compared to control patients receiving treatment with standard medical care alone, with 1:1 randomization between the two groups.

We will also be initiating the CE Marking marketing authorization process in Europe for SEPET™, by furthering the development of our quality control and quality assurance procedures. We believe that we may be able to obtain CE Marking with the data we currently have from the SEPET™ feasibility trial. If no additional data are necessary and if we meet all the requirements for CE Marking, we could be in a position to have SEPET™ available for sale in Europe by the beginning of 2009. While we do not anticipate generating significant sales in Europe without positive results from our planned pivotal trial of SEPET™, we believe that having CE Marking in place will create value for us, particularly in our discussions with potential distribution, marketing and sales partners.

Once FDA permission to begin the pivotal trial is received, we will begin seeking institutional review board (IRB) approvals from qualified clinical sites that have expressed interest in participating in the trial. As we receive IRB approvals from our clinical sites we will be able to initiate the randomized control portion of the pivotal trial of SEPET™. Furthermore, before we begin enrolling patients into the randomized controlled portion of the pivotal trial, we plan on treating up to 5 patients with SEPET™ devices comprised of the Membrana membrane and NxStage components. The main purpose of treating this small group of patients is to assess the logistics of pivotal trial protocol. The manufacture of devices to initiate the pivotal trial has been completed.

In order to execute on our plans for 2008, including the randomized control portion of the pivotal trial, we will need to raise additional capital, however, no assurances can be given that we will be successful in our financing efforts. During 2008 we plan on maintaining an active profile in the institutional community that began in earnest last year. We continue to present the Arbios story to analysts, bankers and investors at every opportunity, and we believe that there is growing recognition for the Company and its technologies.

In addition, the Company has retained Korn Ferry International, the world’s largest executive recruiting firm, to perform a CEO search. To date, their efforts have identified interesting candidates and we are currently in the interviewing phase of the process. I was pleased to learn that the Company’s Board of Directors has suggested that Korn Ferry consider me as a candidate for the position. However, if a person better suited to support the needs of the organization is recruited, I will be happy to work to ensure a seamless transition, and would be privileged to return to my previous role with Arbios overseeing the overall operations of the Company.

Over these past several months, it has been a pleasure to serve as your CEO. We are meeting milestones and we are doing so thanks to the highly qualified and energetic colleagues working with me. We remain committed to providing potentially life-saving therapies to liver failure patients and to continuing to help build Arbios into a leader in the field.

I speak for the Arbios management team, the Board of Directors, the Scientific Advisory Board, and our clinical investigators when I say that we are excited about the prospects for Arbios and the potential of our product candidates. We remain committed to the commercialization of the SEPET™ Liver Assist Device and bringing relief to the millions of patients world-wide who experience liver failure each year.

In closing, I would like to personally thank you for the support you have shown me these past several months and I look forward to an exciting and eventful 2008 for our Company.

Sincerely,

/s/ Shawn P. Cain

Shawn P. Cain
President & CEO

Safe Harbor Cautionary Statement

This letter contains forward-looking statements that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to future markets for the Company’s products and goals and objectives of the Company’s product and clinical development programs. These forward -looking statements include, but are not limited to, statements regarding the expected development of SEPET™, including the timing of expected approvals and initiation of the pivotal trial of SEPET™, the expected timing of receiving CE Marking of SEPET™ and the expected outcome of our CEO search. These statements represent the judgment of Arbios' management as of the date of this letter and are subject to risks and uncertainties that could materially affect the Company. Arbios cautions investors and shareholders that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements. Please refer to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, and to our subsequent Quarterly Reports on Form 10-QSB, for a description of risks that may affect our results or business conditions. The Company does not undertake any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events except as required by law.